Exhibit 10.2

Date of Grant: ____________, 20___

FORM OF VILLAGE BANK AND TRUST FINANCIAL CORP.

TIME-BASED RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”), dated as of ____________, 20__, by and between Village Bank and Trust Financial Corp. (the “Company”) and ____________ evidences the grant on ____________, 20__ by the Company of an award of restricted common stock (the “Restricted Stock Award”) to you and your acceptance of the Restricted Stock Award.

The grant of this Restricted Stock Award is made in accordance with the Village Bank and Trust Financial Corp. 2015 Stock Incentive Plan (the “Plan”), a copy of which is available from the Company upon request. The terms of the Plan are incorporated into this Agreement by reference. In the case of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Any term used in this Agreement that is defined in the Plan shall have the same meaning given to that term in the Plan. References in this Agreement to the “Company” also shall mean and refer to any business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, unless the context otherwise requires.

1. Award of Shares. The Board awards you ________ shares of Restricted Stock (the “Award Shares”), subject to the terms, conditions and restrictions set forth in this Agreement and the Plan.

2. Vesting. Except as otherwise provided herein, provided that you remain an employee of the Company through the applicable vesting date, the Award Shares will vest in accordance with the following schedule (the period during which the restrictions apply, the “Restricted Period”):

Vesting Date ____________ ____________	Vested Shares ________ ________

3. Effect of Termination.

(a) Except as set forth in Sections 3(b) through 3(d) below, if your employment is terminated for any reason during the Restricted Period, all the Award Shares that are not then vested shall be automatically forfeited upon such termination of employment, and neither the Company nor any Affiliate shall have any further obligation to you under this Agreement.

(b) If you die or become Disabled while employed during the Restricted Period, all Award Shares that are not vested shall become vested as of the date of your death or the termination of your employment as a result of your Disability.

(c) If you retire in accordance with the Company’s retirement policy before all the Award Shares have vested, your interest in the unvested Award Shares will continue to become transferable and nonforfeitable in accordance with the applicable vesting dates unless you and the Company agree in writing to a separate arrangement.

(d) If a Change in Control of the Company occurs during the Restricted Period and you have remained employed with the Company through the date the Change in Control occurs, any remaining unvested Award Shares shall be automatically vested upon the Change in Control.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Award Shares vest in accordance with Section 2, the unvested Award Shares or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the unvested Award Shares or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the unvested Award Shares will be forfeited by you and all of your rights to such unvested Award Shares shall immediately terminate without any payment or consideration by the Company.

5. Stock Certificates. The Company may issue stock certificates or evidence your interest in the Award Shares by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Award Shares vest.

6. Shareholder Rights. You will have the right to receive all dividends or other distributions paid with respect to the Award Shares and shall have the right to vote the Award Shares. Any dividends or other distributions paid in shares of Company Stock with respect to the Award Shares shall be subject to the same restrictions on vesting and transferability as the Award Shares with respect to which they were paid.

7. No Right to Continued Employment. Neither the Plan nor this Agreement shall confer upon you any right to continued employment by the Company nor shall it interfere in any way with the right of the Company to terminate your employment at any time.

8. Change in Capital Structure. If the number of outstanding shares of Company Stock is increased or decreased as a result of a subdivision or consolidation of shares, the payment of a stock dividend, stock split, or any other change in the capitalization effective without receipt of consideration by the Company, the number of Award Shares awarded under this Agreement that have not vested shall be appropriately adjusted by the Company, whose determination shall be binding.

9. Governing Law. This Agreement is governed by the laws of the Commonwealth of Virginia.

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10. Tax Liability and Withholding.

(a) You shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to you pursuant to the Plan, the amount of any required withholding taxes in respect of the Award Shares and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. The Company may permit you to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)	tendering a cash payment;

(ii)	authorizing the Company to withhold shares of Company Stock from the shares of Company Stock otherwise issuable or deliverable to you as a result of the vesting of the Award Shares; provided, however, that no shares of Company Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(iii)	delivering to the Company previously owned and unencumbered shares of Company Stock.

(b) Notwithstanding any action the Company takes with respect to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility. You acknowledge that there may be adverse tax consequences upon the grant, vesting or disposition of the Award Shares and that you have been advised to consult a tax advisor prior to such grant, vesting or disposition. The Company: (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Award Shares or the subsequent sale of any shares; and (ii) does not commit to structure the Award Shares to reduce or eliminate your liability for Tax-Related Items.

11. Section 83(b) Election. You may make an election under Section 83(b) (a “Section 83(b) Election”) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Award Shares. Any such election must be made within thirty (30) days after the Date of Grant. If you elect to make a Section 83(b) election, you shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) election with the Internal Revenue Service. You agree to assume full responsibility for ensuring that the Section 83(b) Election is timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

12. Clawback. In accordance with Section 19 of the Plan, any shares of Company Stock awarded to you in settlement of Award Shares are subject to clawback as may be required by law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any Affiliate pursuant to any such law, government regulation or stock exchange listing requirement). In addition, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Committee in its sole discretion may require you to surrender a portion or all of the shares of Company Stock received in settlement for your Award Shares. The Committee has the right to modify any Awards to you under the Plan should repayment by you not occur.

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13. Acceptance of Award. By signing below, you confirm your acceptance of the Restricted Stock Award and agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you. You also agree to all of the terms and conditions of the Plan. This Agreement will not be effective until it is signed and returned.

14. Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Company and you and shall be binding upon your legatees, distributees, and personal representatives and the successors of the Company. This Agreement may only be amended by a writing signed by both the Company and you.

15. Compliance with Law. The issuance and transfer of shares of Company Stock shall be subject to compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of common stock may be listed. No shares of Company Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

16. Legends. A legend may be placed on any certificate(s) or documents delivered to you indicating the restrictions on transferability of the Award Shares pursuant to this Agreement or any other restrictions that the Company may deem advisable under applicable federal or state securities laws or any stock exchange on which the shares of Company Stock are then listed or quoted.

17. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the President and Chief Executive Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to you under this Agreement shall be in writing and addressed to you at your address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

18. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VILLAGE BANK AND TRUST FINANCIAL CORP.

By: _____________

[Name]

[Title]

_____________

[Name of Grantee]

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